SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2005

CAP ROCK ENERGY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

TEXAS

(State or Other Jurisdiction of Incorporation or Organization)

0-32667	75-2794300
(Commission File Number)	(I.R.S Employer Identification No.)

500 West Wall Street, Suite 400, Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (432) 683-5422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01              REGULATION FD DISCLOSURE

The Company issued a press release on March 17, 2005, announcing that the Administrative Law Judges in the Company’s pending rate case, Docket No. 28813, before the Public Utility Commission of Texas (“PUC”) issued a Proposal For Decision recommending a 7.49% rate decrease. If adopted by the PUC, this would represent an annual revenue decrease of approximately five million dollars.  A final ruling, which may be appealed by either the Company or intervenors, is expected to be issued by June 2005.

A copy of the Company’s press release is attached to this current report as Exhibit 99.1.

ITEM 8.01              OTHER EVENTS

The Administrative Law Judges (“ALJ’s”) in the Company’s pending rate case, Docket No. 28813, before the Public Utility Commission of Texas issued a Proposal For Decision on March 17, 2005. This docket was instituted by the Staff of the PUC to determine the reasonableness of the Company’ rates charged to customers.  The Proposal For Decision recommends a 7.49% rate decrease which, if adopted by the PUC, would represent an annual revenue decrease of approximately five million dollars.  The Proposal For Decision also recommends that the Company be allowed to recover through rates approximately $3 million in expenses related to the rate case. The recommendation by the ALJ’s will be considered by the PUC at an open hearing. A final ruling, which may be appealed by the Company or any of the intervenors, is expected to be issued by June 2005.

A copy of the Proposal For Decision is attached to this current report as Exhibit 10.91.

ITEM 9.01              FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits

10.91       Proposal For Decision, PUC Docket No. 28813, issued March 17, 2005.

99.1         Press Release by Cap Rock Energy Corporation, March 17, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAP ROCK ENERGY CORPPORATION

	By:	/s/ Lee D. Atkins
March 18, 2005	Lee D. Atkins
Senior Vice President, Chief Financial Officer
and Treasurer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.91	Proposal For Decision, PUC Docket No. 28813, issued March 17, 2005.
99.1	Press Release by Cap Rock Energy Corporation, March 17, 2005